Exhibit 99.1

NEWS RELEASE Contact: G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2012 THIRD QUARTER RESULTS

DeRidder, LA – November 1, 2012 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2012.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
	(in thousands, except per share data)
Net premiums earned	$72,425	$64,454	12.4%	$211,948	$184,804	14.7%

Net investment income	6,801	6,495	4.7%	20,320	19,638	3.5%
Net realized gains on investments (pre-tax)	985	512	92.4%	2,913	760	NM
Net income	7,121	4,884	45.8%	20,127	16,108	25.0%
Diluted earnings per share	$0.38	$0.26	46.2%	$1.08	$0.86	25.6%
Operating net income	6,481	4,372	48.2%	18,234	15,348	18.8%
Operating earnings per share	$0.35	$0.23	52.2%	$0.98	$0.82	19.5%
Book value per share	$20.46	$18.84	8.6%	$20.46	$18.84	8.6%
Net combined ratio	98.5%	102.3%		99.4%	101.1%
Return on average equity	7.7%	5.7%		7.4%	6.4%

Financial data for 2011 was revised to reflect an adjustment for the retrospective adoption of a new accounting standard for policy acquisition costs. Financial data presented in this report for the three and nine months ended September 30, 2011 has been adjusted to reflect a change for the estimate of liability for state guaranty fund assessments.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “During the third quarter we have observed more signs of disruption in the workers’ compensation markets. Carriers have either withdrawn from the market or significantly limited their underwriting appetite. We believe AMERISAFE is well-positioned to take advantage of these opportunities to grow our business profitably thereby increasing shareholder value.”

Insurance Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
	(in thousands)
Gross premiums written	$77,283	$65,698	17.6%	$247,683	$209,973	18.0%
Net premiums earned	72,425	64,454	12.4%	211,948	184,804	14.7%
Loss and loss adjustment expenses incurred	53,851	49,327	9.2%	162,414	140,079	15.9%
Underwriting and certain other operating costs, commissions and salaries and benefits	16,495	16,350	0.9%	46,557	45,808	1.6%
Policyholder dividends	945	271	NM	1,659	990	67.6%
Underwriting profit (loss) (pre-tax)	1,134	(1,494)	176.0%	1,318	(2,073)	163.6%

Insurance Ratios:
Current accident year loss ratio	76.5%	78.2%		76.5%	78.2%
Prior accident year loss ratio	(2.1)%	(1.7)%		0.1%	(2.4)%

Net loss ratio	74.4%	76.5%		76.6%	75.8%
Net underwriting expense ratio	22.8%	25.4%		22.0%	24.8%
Net dividend ratio	1.3%	0.4%		0.8%	0.5%

Net combined ratio	98.5%	102.3%		99.4%	101.1%

•

Voluntary premiums written increased 16.6% in the quarter and 12.1% for the nine months ended September 30, 2012 compared to the same periods in 2011. Additionally, payroll audits and related premium adjustments for policies written in previous periods increased premiums $3.1 million in the third quarter and $13.0 million in the nine months ended September 30, 2012. In 2011, these premium adjustments increased premium $2.5 million in the third quarter and $2.1 million for the nine months ended September 30.

•	The current accident year loss ratio for the third quarter remained at 76.5%, same as the first and second quarters of 2012. During the quarter the Company experienced $1.6 million of favorable development for prior accident years which decreased loss and loss adjustment expenses. Accident years 2010 and 2011 experienced minor favorable development of less than $0.1 million. In total, prior accident year development for the nine months ended September 30, 2012 was an unfavorable $0.2 million, compared to a favorable $4.4 million for the same period in 2011.

•

The expense ratio in the third quarter and for the nine months ended September 30, 2012 decreased mainly through efficiencies gained by maintaining level general operating costs as earned premium grew and gaining a higher benefit from experience-rated commissions on our reinsurance treaties.

•

The effective tax rate for the nine months ended September 30, 2012 was 17.7% compared to 9.7% in the same period in 2011. The increase was driven by the lower ratio of tax-free investment income to pre-tax income in the nine month ended September 30, 2012 compared to the same period in 2011.

Geoff Banta, President and Chief Operating Officer, noted, “We experienced double-digit growth in premiums written for the seventh straight quarter, and both pricing and premium retention continue to be very strong. Also, our claims frequency is trending downward and overall loss development for prior years was favorable this quarter. We are pleased with these positive indications and believe our strategy for operating in today’s volatile workers’ compensation market is producing results.”

Investment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
	(in thousands)
Net investment income	$6,801	$6,495	4.7%	$20,320	$19,638	3.5%
Net realized gains on investments (pre-tax)	985	512		2,913	760
Pre-tax investment yield	3.1%	3.1%		3.1%	3.1%
Tax equivalent yield (1)	4.5%	4.6%		4.5%	4.6%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of September 30, 2012, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $882.6 million and the fair value of the portfolio was $929.1 million.

Supplemental Information

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning of this plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million, or an average per share price of $17.78, including commissions. On October 30, 2012, the Board of Directors extended the share repurchase program through December 31, 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
Net income	$7,121	$4,884	$20,127	$16,108
Less: Net realized capital gains	985	512	2,913	760
Tax effect (1)	(345)	—	(1,020)	—

Operating net income (2)	6,481	4,372	18,234	15,348

Average shareholders’ equity (3)	$367,794	$340,471	$360,788	$334,462
Less: Average other comprehensive income (loss)	3,390	569	3,165	615

Adjusted average shareholders’ equity	364,404	339,902	357,623	333,847

Diluted weighted average common shares	18,583,980	18,708,721	18,576,405	18,766,733

Return on average equity (4)	7.7%	5.7%	7.4%	6.4%
Operating return on average adjusted equity (2)	7.1%	5.2%	6.8%	6.1%
Diluted earnings per common share	$0.38	$0.26	$1.08	$0.86
Operating earnings per common share (2)	$0.35	$0.23	$0.98	$0.82

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for November 2, 2012, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 9, 2012. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 38108465#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 35 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2011. AMERISAFE cautions you not to place undue reliance on the forward-

looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Gross premiums written	$77,283	$65,698	$247,683	$209,973
Ceded premiums written	(4,032)	(3,517)	(11,907)	(10,487)

Net premiums written	$73,251	$62,181	$235,776	$199,486

Net premiums earned	$72,425	$64,454	$211,948	$184,804
Net investment income	6,801	6,495	20,320	19,638
Net realized gains on investments	985	512	2,913	760
Fee and other income	163	282	484	551

Total revenues	80,374	71,743	235,665	205,753

Expenses:
Loss and loss adjustment expenses incurred	53,851	49,327	162,414	140,079
Underwriting and other operating costs	16,495	16,350	46,557	45,808
Interest expense	80	277	566	1,036
Policyholder dividends	945	271	1,659	990

Total expenses	71,371	66,225	211,196	187,913

Income before taxes	9,003	5,518	24,469	17,840
Income tax expense	1,882	634	4,342	1,732

Net income	$7,121	$4,884	$20,127	$16,108

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)
Basic EPS:
Net income	$7,121	$4,884	$20,127	$16,108

Basic weighted average common shares	18,173,062	18,294,040	18,154,690	18,306,516
Basic earnings per share	$0.39	$0.27	$1.11	$0.88

Diluted EPS:
Net income	$7,121	$4,884	$20,127	$16,108

Diluted weighted average common shares:
Weighted average common shares	18,173,062	18,294,040	18,154,690	18,306,516
Stock options	409,382	405,207	408,108	451,613
Restricted stock	1,363	9,474	9,281	8,604
Long-term incentive stock	173	—	4,326	—

Diluted weighted average common shares	18,583,980	18,708,721	18,576,405	18,766,733

Diluted earnings per common share	$0.38	$0.26	$1.08	$0.86

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Investments	$813,274	$805,974
Cash and cash equivalents	69,345	45,536
Amounts recoverable from reinsurers	98,154	96,212
Premiums receivable, net	143,202	121,223
Deferred income taxes	31,417	30,048
Deferred policy acquisition costs	18,830	16,578
Other assets	28,633	28,402

	$1,202,855	$1,143,973

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$564,243	$538,214
Unearned premiums	142,527	118,699
Insurance-related assessments	22,190	19,071
Subordinated debt securities	—	25,780
Other liabilities	101,756	92,772

Total shareholders’ equity	372,139	349,437

Total liabilities and shareholders’ equity	$1,202,855	$1,143,973

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